Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Appoints David Gryska as Executive Vice President and Chief Financial Officer

Wilmington, DE — October 17, 2014 - Incyte Corporation (NASDAQ: INCY) today announced the appointment of David Gryska as Executive Vice President and Chief Financial Officer, effective October 31, 2014. Mr. Gryska will report to Hervé Hoppenot, President and Chief Executive Officer.

Mr. Gryska will succeed David Hastings, who has served as Incyte’s Executive Vice President and Chief Financial Officer since October 2003. Mr. Hastings, who is leaving the Company to pursue other opportunities, will remain with Incyte through the end of November and will work closely with Mr. Gryska to ensure a seamless transition.

“Dave Hastings’ contributions to Incyte’s success have been invaluable and he has played an integral role in supporting its evolution from an early stage drug discovery entity to a company that has successfully commercialized its first product.  He is leaving Incyte in a strong financial position and well-positioned to deliver long-term value to our shareholders,” stated Mr. Hoppenot. “Dave Gryska comes to us with extensive experience in the biotechnology sector, including as the former CFO at Celgene. I am confident that he will be of great value to Incyte as we continue to grow our business and expand our pipeline.”

Mr. Gryska added, “Incyte is an exciting, innovative company with tremendous potential. I share its commitment to become a leading oncology company capable of bringing forward effective and safe medicines that address the unmet needs of patients. I look forward to joining this remarkable team.”

Mr. Gryska brings over 30 years of finance experience to Incyte from his tenures at Celgene and Scios and through his work with a number of publicly traded biotech companies. He is a three time public company Chief Financial Officer with proven skills across multiple finance disciplines. His finance credentials include a CPA, MBA and substantial experience as an audit committee chair.

As previously announced, Incyte will report third quarter 2014 financial results on October 30. The schedule for the press release and conference call is 7:00 a.m. ET and 8:30 a.m. ET, respectively.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary small molecule drugs primarily for oncology. For additional information on Incyte, please visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release, including without limitation statements regarding the growth of the Company’s business and expansion of its pipeline, contain predictions, estimates and other forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including risks related to market competition, the results of and risks associated with research and development, risks and uncertainties associated with sales, marketing and distribution requirements, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2014. Incyte disclaims any intent or obligation to update these forward-looking statements.